Exhibit 99.2

Investment Banking Division

200 West Street / 32nd Floor New York, NY 10282-2198

April 2, 2021

Board of Directors

Enable GP, LLC

499 West Sheridan Avenue, Suite 1500

Oklahoma City, OK 73102

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Energy Transfer LP, filed April 2, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 16, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Energy Transfer LP (“Parent”) and its affiliates) of the outstanding common units of limited partner interest (the “Partnership Common Units”), of Enable Midstream Partners, L.P. (the “Partnership”) of the 0.8595 (the “Exchange Ratio”) common units representing limited partner interests of Parent (the “Parent Common Unit”) to be paid for each Partnership Common Unit pursuant to the Agreement and Plan of Merger, dated as of February 16, 2021 (the “Agreement”), by and among Parent, Elk Merger Sub LLC, a wholly owned subsidiary of Parent, Elk GP Merger Sub LLC, a wholly owned subsidiary of Parent, the Partnership, Enable GP, LLC (the “General Partner”), solely for the purposes of Section 2.1(a)(i) therein, LE GP, LLC, the sole general partner of Parent and, solely for purposes of Section 1.1(b)(i) therein, CenterPoint Energy, Inc..

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Partnership in connection with its consideration of the transaction contemplated therein. We understand that the Partnership has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary— Summary of Risk Factors,” “Summary—Opinion of the Enable General Partner Board’s Financial Advisor,” “Risk Factors—Risk Factors Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—Approval of the Enable Conflicts Committee and the Enable General Partner Board and Reasons for the Merger,” “The Merger—Opinion of the Enable General Partner Board’s Financial Advisor,” and “The Merger—Enable and Energy Transfer Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the consent statement/prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman, Sachs & Co